Exhibit 10.38




                             AGREEMENT AND GUARANTY



     AGREEMENT, dated as of October 1, 2002, between Leucadia National Corporation, a New York corporation ("LUK") and CDS Holding Corporation, a Delaware corporation ("Holdings").

                              W I T N E S S E T H:

     WHEREAS, LUK is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Holdings; and

     WHEREAS, Holdings is the record owner of 80% of the issued and outstanding shares of capital stock of CDS Devco, a California corporation ("Devco"); and

     WHEREAS, Devco is the record owner of 85% of the issued and outstanding shares of capital stock of San Elijo Ranch, Inc., a California corporation ("SERI"); and

     WHEREAS, SERI is the owner of certain real property located in San Elijo Hills, San Diego County, California being developed as a residential real estate project (the "Project"); and

     WHEREAS, in connection with the Project, SERI is required to satisfy certain governmental bonding requirements relating to development of an infrastructure for the Project (the "Bonding Requirements"); and

     WHEREAS, LUK, either directly or through an affiliate, currently provides and in the past has provided certain guarantees or other credit enhancements to third parties and for which LUK has not charged a fee to either Holdings or SERI (the "Credit Enhancements") to enable SERI to satisfy its Bonding Requirements through the issuance by third parties of improvement bonds, warranty bonds and other bonds required to meet the Bonding Requirements ("Bonds"); and
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     WHEREAS, pursuant to the Agreement between LUK and SERI dated as of October
__, 2002 (the "SERI Agreement"), SERI is obligated to pay or reimburse LUK or a LUK affiliate (together, the "LUK Entities") for (i) all amounts, including, but not limited to, all costs and expenses, incurred by or charged to the LUK Entities by any party as a result of a draw under any Bond issued to or for the benefit of SERI under the Credit Enhancements, plus interest at a rate of 12% per annum calculated on the basis of a 360 day year for the actual number of days elapsed from the date of any such draw to the date of repayment in full of such draw by SERI to LUK, or if paid by SERI to such party, the date of repayment in full of such draw by such party to LUK and (ii) all out-of-pocket third party costs incurred by or charged to the LUK Entities in connection with the issuance by such third parties of any Bond issued to or for the benefit of SERI under the Credit Enhancements, plus interest at a rate of 12% per annum calculated on the basis of a 360 day year for the actual number of days elapsed from the date that is 30 days following the date SERI is billed for any such cost incurred by or charged to the LUK Entities to the date of payment in full of such cost (collectively, the "SERI Obligations"); and

     WHEREAS, LUK and Holdings each want LUK to continue to provide the Credit Enhancements in the future for so long as necessary to complete the development of the Project, on the same terms and conditions as currently provided by LUK, subject to the terms of this Agreement; and

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions hereof, each of the parties hereto agrees as follows:

     1. CREDIT ENHANCEMENTS. Upon the request of Holdings, the LUK Entities will continue to provide the Credit Enhancements, on the same terms and conditions as previously provided by the LUK Entities and without charging Holdings any fee, as may be requested by Holdings and as are necessary to enable SERI to obtain Bonds; provided, however, that Holdings shall pay or reimburse the LUK Entities for any out-of-pocket third party costs incurred by or charged to the LUK Entities in connection with the issuance by such third parties of the Bonds to or for the benefit of SERI, plus interest at a rate of 12% per annum calculated on the basis of a 360 day year for the actual number of days elapsed from the date that is 30 days following the date that Holdings is billed for any such cost incurred by or charged to the LUK Entities to the date of payment in full of such cost; provided, further, that such Bonds shall be of the same type as, and on terms and conditions consistent with, Bonds previously obtained through the LUK Entities or their affiliates by or for the benefit of SERI in connection with the Project; and provided, further that the SERI Obligations shall at all times be in full force and effect and shall be binding obligations of SERI.

     2. GUARANTY.

     (a) Holdings hereby guarantees (the "Guaranty") irrevocably and unconditionally the punctual payment and performance of the SERI Obligations to the LUK Entities under the SERI Agreement. Should SERI default in the payment or performance of any of the SERI Obligations as and when they become due, the LUK Entities shall provide five (5) business day's written notice to Holdings at the address specified in Section 4.5 below that the obligations of Holdings hereunder in respect of such payment or performance shall become immediately due and payable as of the date stated in such notice.

     (b) The liability of Holdings under this Guaranty shall be unconditional irrespective of (i) any lack of enforceability of any SERI Obligation, (ii) any change in the time, manner or place of payment, or any other term of any SERI Obligation, (iii) any law, regulation or order of any jurisdiction affecting any terms of any SERI Obligation or the LUK Entities' rights with respect thereto, and (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of SERI or Holdings other than the irrevocable payment and satisfaction in full in cash of all of the SERI Obligations.

     (c) Holdings hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance and all other notices with respect to any SERI Obligation and this Guaranty, all defenses which may be available by virtue of any valuation, stay, moratorium law or similar law now or hereafter in effect, any requirement that the LUK Entities exhaust any right or take any action against SERI and all suretyship defenses generally.

     (d) This is a continuing guaranty and shall remain in full force and effect until the irrevocable payment and satisfaction in full in cash of all of the SERI Obligations. This Guaranty shall continue to be effective or be reinstated, notwithstanding the foregoing, if at any time a court of proper jurisdiction orders any payment made with respect to any SERI Obligation to be returned to SERI by the LUK Entities upon the insolvency, bankruptcy or reorganization of SERI; or otherwise, all as though such payment had not been made or received.

     (e) Until the irrevocable payment and satisfaction in full in cash of all of the SERI Obligations, Holdings (i) shall not exercise any rights against the LUK Entities arising as a result of payment by SERI hereunder, by way of subrogation, reimbursement, restitution or contribution, (ii) will assign to the LUK Entities the proceeds of any claim in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceeding of any nature in which SERI is the debtor, and (iii) will not claim any setoff, recoupment or counterclaim against SERI for any payment made hereunder in respect of any liability of Holdings to SERI.

     (f) The LUK Entities' books and records shall be prima facie evidence (absent manifest error) of any claim the LUK Entities may make under this Guaranty.

     3. TERMINATION. The obligations of the LUK Entities to provide the Credit Enhancements shall continue in full force and effect until the earliest to occur of (i) the termination by Holdings upon five days' notice to LUK, (ii) the completion by SERI of the Project, (iii) the sale by SERI of all or substantially all of the Project and (iv) the draw by any party on any Bond issued under the Credit Enhancements; provided, however, that if Holdings and/or SERI shall have the right to reinstate such Bond, termination under clause (iv) shall not be effective unless Holdings and/or SERI or LUK (at no cost to LUK) have failed to reinstate such Bond within five (5) business days of the draw on the Bond; provided further, that even though not terminated, LUK's obligation to provide Credit Enhancements under this Agreement for any future Bonds shall be suspended during such five (5) business day period. Notwithstanding the termination of the obligation of the LUK Entities to provide the Credit Enhancements under Section 1 hereof, Holdings shall continue to be obligated to pay or reimburse the LUK Entities for all amounts provided in Section 1 in respect of any Bond that is issued under the Credit Enhancement for so long as such Bond remains outstanding.

     4. MISCELLANEOUS.

     4.1 Amendments and Waivers. This Agreement may not be amended, and none of its provisions may be modified, except expressly by an instrument signed by the parties hereto.

     4.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and its respective successors and permitted assigns.

     4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     4.5 Notices. All written notices required under this Agreement shall be given in writing and shall be deemed to have been given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to LUK, to:

                                    Leucadia National Corporation
                                    315 Park Avenue South
                                    20th Floor
                                    New York, NY  10010
                                    Attention:  President
                                    Facsimile:  (212) 598-3245
                                    Telephone:  (212) 460-1900

               With a copy to:

                                    Weil, Gotshal & Manges, LLP
                                    767 Fifth Avenue New York, NY 10153
                                    Attention: Andrea A. Bernstein
                                    Facsimile: (212) 310-8007
                                    Telephone: (212) 310-8000

          (b)  if to Holdings, to:

                                    CDS Holding Corporation
                                    1903 Wright Place, Suite 220
                                    Carlsbad, CA 92008
                                    Attention:  President
                                    Facsimile: (760) 918-8210
                                    Telephone: (760) 918-8200

     4.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

     4.7 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, governmental authority or other entity, other than the parties hereto, SERI, and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. This Agreement is intended to memorialize the arrangements between LUK and Holdings and nothing in this Agreement is intended to limit the right of Holdings or Devco to charge fees in respect of the arrangements set forth in this Agreement.



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

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.



                                    LEUCADIA NATIONAL CORPORATION



                                    By:/s/ Joseph A. Orlando
                                       --------------------------
                                       Name: Joseph A. Orlando
                                       Title: Vice President



                                    CDS HOLDING CORPORATION

                                    By: /s/ Joseph A. Orlando
                                        -------------------------
                                        Name: Joseph A. Orlando
                                        Title: President